Exhibit 10.58

QUAKER CHEMICAL CORPORATION

SUPPLEMENTAL RETIREMENT INCOME PROGRAM

(As Amended and Restated Effective January 1, 2008)

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TABLE OF CONTENTS

(continued)

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QUAKER CHEMICAL CORPORATION

SUPPLEMENTAL RETIREMENT INCOME PROGRAM

(As Amended and Restated Effective January 1, 2008)

WHEREAS, Quaker Chemical Corporation (“Quaker”) maintains the Quaker Chemical Corporation Supplemental Retirement Income Program (the “Plan”); and

WHEREAS, Quaker desires to amend the Plan to comply with final regulations issued under §409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, effective January 1, 2008, Quaker hereby amends and restates the Quaker Chemical Corporation Supplemental Retirement Income Program to read as follows:

ARTICLE I

PURPOSE AND APPLICATION

This Plan is maintained for the purpose of providing deferred compensation to certain key employees of the Company on a nonqualified basis to help ensure that the Company provides a competitive level of benefits in order to attract, retain, and motivate such individuals. This Plan is to be unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of §201(2), §301(a)(3), and §401(a)(1) of ERISA.

ARTICLE II

DEFINITIONS

The following words and phrases, as used herein, shall have the following meanings unless otherwise expressly provided.

§2.1 “Accrued Benefit” means the amount determined under §5.1.

§2.2 “Actuarial Equivalent” means a benefit of equivalent value to another benefit otherwise payable in a different form and/or at a different time, computed on the basis of (a) the “applicable interest rate” within the meaning of Code §417(e)(3)(C) (or any successor thereto) for the October immediately preceding the Plan Year in which such determination is made, and (b) the “applicable mortality table” within the meaning of Code §417(e)(3)(B) (or any successor thereto).

§2.3 “Average Annual Compensation” means the sum of an employee’s Compensation in each of the three calendar years (consecutive or nonconsecutive) during the last 10 calendar years in which he received Compensation for which such sum is highest, divided by three. If an employee received Compensation for fewer than three full calendar years, then the average shall be calculated over the lesser number of full calendar years.

§2.4 “Beneficiary” means (a) the person or persons designated by the Participant in a writing filed by the Participant with the Quaker human resources department in accordance with procedures established by the Committee, or (b) if the Participant fails to so designate a beneficiary or the designated beneficiary predeceases the Participant, the Participant’s surviving spouse or Domestic Partner, or if the Participant has no surviving spouse or Domestic Partner, the Participant’s estate.

§2.5 “Board” means the Board of Directors of Quaker.

§2.6 “Change in Control” means the date on which any of the following events occur:

(a) Any person (a “Person”), as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (i) Quaker and/or its wholly owned subsidiaries; (ii) any “employee stock ownership plan” (as that term is defined in Code §4975(e)(7)) or other employee benefit plan of the Company and any trustee or other fiduciary in such capacity holding securities under such plan; (iii) any corporation owned, directly or indirectly, by the shareholders of Quaker in substantially the same proportions as their ownership of stock of Quaker; or (iv) any other Person who, within the one year prior to the event which would otherwise be a Change in Control, is an executive officer of Quaker or any group of Persons of which he or she voluntarily is a part), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Quaker representing 30% or more of the combined voting power of Quaker’s then outstanding securities or such lesser percentage of voting power, but not less than 15%, as determined by the members of the Board who are independent directors (as defined in the New York Stock Exchange, Inc. Listed Company Manual); provided, however, that a Change in Control shall not be deemed to have occurred under the provisions of this subsection (a) by reason of the beneficial ownership of voting securities by members of the Benoliel Family (as defined below) unless and until the beneficial ownership of all members of the Benoliel Family (including any other individuals or entities who or which, together with any member or members of the Benoliel Family, are deemed under Sections 13(d) or 14(d) of the Exchange Act to constitute a single Person) exceeds 50% of the combined voting power of the then outstanding securities;

(b) During any two-year period after the effective date of the amended and restated Plan, directors of Quaker in office at the beginning of such period plus any new director (other than a director designated by a Person who has entered into an agreement with Quaker to effect a transaction within the purview of subsections (a) or (c)) whose election by the Board or whose nomination for election by Quaker’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute at least a majority of the Board;

(c) The consummation of (i) any consolidation or merger of Quaker in which Quaker is not the continuing or surviving corporation or pursuant to which Quaker’s common stock would be converted into cash, securities, and/or other property, other than a merger of Quaker in which holders of common stock immediately prior to the merger have the same proportionate ownership of voting securities of the surviving corporation immediately after the merger as they had in the common stock immediately before; or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of Quaker; or

(d) Quaker’s shareholders or the Board shall approve the liquidation or dissolution of Quaker.

As used in this Section, “members of the Benoliel Family” shall mean Peter A. Benoliel, his wife and children and their respective spouses and children, and all trusts created by or for the benefit of any of them.

§2.7 “Code” means the Internal Revenue Code of 1986, as amended. A reference to a section of the Code shall also be deemed to refer to the regulations under such section.

§2.8 “Committee” means the Compensation/Management Development Committee of the Board, or any other committee appointed by the Board to administer the Plan.

§2.9 “Company” means Quaker and any affiliate of Quaker which has adopted the Plan with the approval of the Board.

§2.10 “Compensation” means, for any year, the sum of (a) the employee’s base salary paid by the Company in such year, plus (b) the annual cash and stock bonuses (if any) paid to the employee in such year under the Quaker Chemical Corporation 2001 Global Annual Incentive Plan (or any successor thereto providing annual bonuses) and any annual discretionary bonus paid to the employee in such year, such amounts determined prior to any applicable withholdings.

§2.11 “Disability” or “Disabled” means (a) the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee in its sole discretion, or (b) the Participant’s receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, of income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

§2.12 “Domestic Partner” means, with respect to a Participant, a person:

(a) Who is at least 18 years old and legally competent to enter binding contracts;

(b) To whom the Participant is not married;

(c) To whom the Participant is not related by blood or adoption so closely that a legal marriage between them would be prohibited for that reason in the state where they live;

(d) With whom the Participant:

(i) Shares a residence;

(ii) Shares an intimate and committed relationship of mutual caring and intends to do so indefinitely; and

(iii) Has agreed to be jointly responsible for each other’s basic living expenses; and

(e) Who, together with the Participant, has signed in the presence of a notary public, and filed with the Quaker human resources department, an affidavit of domestic partnership in a form approved by the Committee.

In addition, neither the Participant nor the Domestic Partner may be married to anyone or have another Domestic Partner (determined without regard to this sentence).

§2.13 “Early Retirement Date” means the date as of which the Participant has attained age 62 and completed 10 Years of Service.

§2.14 “Eligible Employee” means an employee of the Company who is:

(a) Paid from a payroll maintained within the United States of America;

(b) A member of a select group of management or highly compensated employees, within the meaning of §201(2), §301(a)(3), and §401(a)(1) of ERISA; and

(c) Designated by the Committee, in its sole discretion, as eligible for participation in the Plan and listed in Appendix A.

§2.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. A reference to a section of ERISA shall also be deemed to refer to the regulations under such section.

§2.16 “Normal Retirement Age” means the later of (a) the Participant’s 65th birthday, or (b) the date the Participant completes five Years of Participation.

§2.17 “Offset Date” means:

(a) In the case of a Participant who incurs a Separation from Service on or after his Early Retirement Date, but prior to his Normal Retirement Age, the first day of the month next following the date the Participant incurs a Separation from Service; and

(b) In the case of any other Participant, the date the Participant attains Normal Retirement Age.

§2.18 “Participant” means an Eligible Employee who has begun to participate in the Plan under Article III.

§2.19 “Payment Commencement Date” means the date on which a Participant’s benefit is due to commence (or be paid) under §5.2, §5.3 or §5.9 (as applicable), without regard to §5.6 and regardless of the date such payment actually commences (or is paid).

§2.20 “Pension Plan Benefit” means the annual benefit (if any) payable to the Eligible Employee under the Quaker Chemical Corporation Pension Plan (or any successor thereto), assuming such benefit is paid in the form of a single life annuity commencing on the Offset Date (regardless of the time at which and the form in which such benefit is paid from such Pension Plan).

§2.21 “Plan” means the Quaker Chemical Corporation Supplemental Retirement Income Program as set forth herein and as it may be amended from time to time.

§2.22 “Plan Year” means the calendar year.

§2.23 “Prior SRIP” means the Quaker Chemical Corporation Supplemental Retirement Income Program as adopted on November 6, 1984, amended November 8, 1989 and further amended May 5, 1993.

§2.24 “Prior SRIP Formula” means the First, Second and Third Calculations set forth in the Prior SRIP without regard to any eligibility, vesting or other provisions of the Prior SRIP.

§2.25 “Quaker” means Quaker Chemical Corporation (a Pennsylvania corporation), or any successor thereto.

§2.26 “Retirement Savings Plan Benefit” means the annual benefit payable in the form of a single life annuity commencing at the Participant’s Offset Date, where such single life annuity is the Actuarial Equivalent of the sum of (a) the aggregate nonelective contributions allocated to the Eligible Employee’s account under the Quaker Chemical Corporation Retirement Savings Plan (or any successor thereto), plus (b) earnings on such aggregate contributions at an assumed annual rate of 5.03%. For purposes of determining such sum, (y) a nonelective contribution shall be deemed to have been made as of the December 31 of the year with respect to which it is made, and (z) earnings shall be deemed to accrue on such contribution from the January 1 immediately following such deemed contribution date through the Offset Date.

§2.27 “Separation from Service” means a Participant’s separation from service with the Company and its affiliates within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto.

§2.28 “Social Security Benefit” means the estimated annual primary insurance amount that a Participant is entitled to receive under the Federal Social Security Act commencing as of the Offset Date. This estimated benefit shall be determined:

(a) Under the Social Security Act in effect on January 1 of the Plan Year in which the Participant incurs a Separation from Service or commences benefit payments under §5.9, if earlier (without regard to legislative changes made after that date);

(b) With respect to periods before the Participant was employed by the Company, based on the wages stated in the most recent Social Security Statement provided by the Participant at least one month before the date payment is scheduled to commence (or be paid) under Article V;

(c) In the case of a Participant who incurs a Separation from Service before the Offset Date, assuming that the Participant continues employment to the Offset Date at the level of wages in effect at the Participant’s Separation from Service;

(d) Assuming no change in the primary insurance amount after the Participant’s Normal Retirement Age (either by amendment of the Social Security Act or by application of the provisions of that Act); and

(e) Assuming the Participant is married and that both the Participant and spouse are the same age.

§2.29 “Specified Employee” means a Participant who, as of the date of his Separation from Service, is a specified employee as defined in Code §409A.

§2.30 “Trust” means the grantor trust, if any, established by Quaker to set aside amounts to pay Participants’ benefits under the Plan.

§2.31 “Trust Agreement” means the trust agreement pursuant to which the Trust is maintained.

§2.32 “Year of Participation” means the number of complete and partial months that the Participant has been a Participant in the Plan while employed by the Company or an affiliate, divided by 12. Partial years shall be disregarded. For purposes of determining a Participant’s Years of Participation, the Participant shall be deemed to have been a Participant in the Plan beginning on the participation date designated by the Committee in Appendix A.

§2.33 “Year of Service” means the Participant’s years of service as determined under the Quaker Chemical Corporation Retirement Savings Plan (as in effect on November 8, 2006) for purposes of determining the Participant’s vesting status under the Retirement Savings Plan; provided, however, that any partial year of service shall be disregarded; and further provided that service completed after reemployment shall be disregarded if so determined by the Committee pursuant to §3.2. Notwithstanding the foregoing, if prior to a Change in Control, the Committee determines that a Participant should no longer be eligible for participation in the Plan, service completed after the date of the Committee’s decision shall be disregarded in determining the Participant’s Years of Service.

ARTICLE III

PARTICIPATION

§3.1 Commencement of Participation. An Eligible Employee shall begin to participate in the Plan on the date he is designated as a Participant by the Committee. At the time of such designation, the Committee shall determine the Participant’s participation date for purposes of determining his Years of Participation. Each Participant and his participation date shall be set forth in Appendix A. Eligible Employees and participation dates may be added to Appendix A without requiring an amendment to the Plan.

§3.2 Reemployment. If a Participant incurs a Separation from Service and is subsequently reemployed by the Company, the Committee shall, in its sole discretion, determine whether the Participant shall be eligible to accrue benefits under the Plan upon reemployment. If the Participant is eligible to accrue benefits upon reemployment, the Committee shall determine the applicable offsets to take into account any benefit paid to the Participant under the Plan prior to his subsequent Separation from Service.

ARTICLE IV

VESTING

§4.1 Vesting. A Participant’s Accrued Benefit shall become 100% vested (nonforfeitable) as of the earlier of:

(a) The date the Participant completes five Years of Participation;

(b) The earliest of the following events, provided such event occurs on or before the date of the Participant’s Separation from Service:

(i) The Participant’s death;

(ii) The date the Participant becomes Disabled;

(iii) A Change in Control which is also a “change in control event” under Code §409A;

(iv) A Change in Control which is not a “change in control event” under Code §409A; provided, however, that with respect to a Participant who commences participation in the Plan after December 31, 2008, such Change in Control occurs at least thirteen months after the Participant commences participation pursuant to §3.1; or

(v) Termination of the Plan; provided, however, that with respect to a Participant who commences participation in the Plan after December 31, 2008, such termination occurs at least thirteen months after the Participant commences participation pursuant to §3.1.

§4.2 Forfeiture. If a Participant incurs a Separation from Service prior to becoming vested under §4.1 or the Participant’s Separation from Service does not result in vesting under §4.1, the Participant’s Accrued Benefit shall be forfeited. If the Participant is subsequently reemployed, the Committee, in its sole discretion, shall determine if Years of Participation and/or Years of Service completed before such reemployment shall be taken into account in determining the amount of the Participant’s benefit (if any) under the Plan.

ARTICLE V

BENEFITS

§5.1 Accrued Benefit.

(a) In General. A Participant’s Accrued Benefit under the Plan shall be expressed in the form of a single life annuity commencing at the Determination Date. The Determination Date is (i) in the case of a Participant who incurs a Separation from Service on or after his Early Retirement Date or on or after attaining Normal Retirement Age, the first day of the month following the Participant’s Separation from Service, (ii) in the case of a Disabled Participant, the date benefits commence under §5.9, and (iii) in the case of any other Participant, the first day of the month following the date the Participant attains Normal Retirement Age (or, in the case of payment pursuant to §5.5, §5.8(b) or §9.3, the later of the date of the event giving rise to payment or the Participant’s 65th birthday).

(b) Future Participants. Except as provided in subsection (c), a Participant’s Accrued Benefit shall be equal to ((I) minus (II) minus (III) minus (IV)) multiplied by the Service Fraction, where:

(I) is 50% of the Participant’s Average Annual Compensation,

(II) is the Participant’s Social Security Benefit;

(III) is the Participant’s Pension Plan Benefit;

(IV) is the Participant’s Retirement Savings Plan Benefit; and

The Service Fraction is the lesser of the Participant’s Years of Service divided by 30, or one.

(c) Original Participants. The Accrued Benefit of a Participant identified as an “Original Participant” in Appendix A shall be the greatest of:

(i) The amount determined under subsection (b);

(ii) The benefit the Original Participant would have accrued as of age 55 under the Prior SRIP Formula had such formula been continued through such date, based on such Participant’s Salary plus Bonus (as defined in the Prior SRIP) and years of employment as of the date the Original Participant attains age 55 (such amount to be zero in the event the Original Participant is not employed by the Company at age 55, even if a Change in Control occurs before such date); or

(iii) The sum of (A) the benefit the Original Participant would have accrued as of December 31, 2006 under the Prior SRIP Formula had such formula been continued through such date, based on such Participant’s Salary plus Bonus (as defined in the Prior SRIP) and years of employment as of December 31, 2006, plus (B) the Original Participant’s Accrued Benefit determined under subsection (b), but disregarding Years of Service completed prior to January 1, 2007.

§5.2 Separation from Service On or After Age 62. Except as provided in §5.5, §5.6, or §5.8, if a Participant incurs a Separation from Service on or after attaining age 62, payment of the Participant’s vested benefit under the Plan shall commence (or be made) on the first day of the month following such Separation from Service. If the Participant incurs a Separation from Service on or after his Early Retirement Date or on or after attaining Normal Retirement Age, the benefit payable under this §5.2 shall be his vested Accrued Benefit. If the Participant incurs a Separation from Service before his Early Retirement Date and before attaining Normal Retirement Age, the benefit payable under this §5.2 shall be his vested Accrued Benefit reduced by five-ninths (5/9ths) of one percent (1%) for each month his Payment Commencement Date precedes his Normal Retirement Age.

§5.3 Separation from Service Before Age 62. Except as provided in §5.4, §5.5, §5.6, or §5.8, if a Participant incurs a Separation from Service before attaining age 62, payment of the Participant’s vested Accrued Benefit shall commence (or be made) as of the first day of the month following the date the Participant attains Normal Retirement Age.

§5.4 Small Benefits. If the Actuarial Equivalent present value of a Participant’s vested Accrued Benefit (as of the date of distribution) does not exceed the applicable dollar amount under Code §402(g)(1)(B), such amount shall be paid in a lump-sum distribution on the later of (a) the first day of the month following the Participant’s Separation from Service, or (b) the delayed date (if any) required under §5.6.

§5.5 Change in Control. If the Change in Control is also a “change in control event” under Code §409A, then:

(a) If the Participant has received one or more payments under another Section of this Article (other than §5.7) prior to the Change in Control, the Participant shall be paid a lump sum on the date of such Change in Control equal to the Actuarial Equivalent present value of the future stream of payments that would have otherwise been payable to the Participant (and, if the Participant is receiving benefits in the form of a joint and survivor annuity described in §6.1(b) and the joint annuitant designated at his Payment Commencement Date has not died prior to such Change in Control, the present value of the payment that would have otherwise been payable to his joint annuitant) on and after the Change in Control had such Change in Control not occurred; and

(b) The vested Accrued Benefit of each other Participant shall be paid to such Participant in a lump sum (equal to the Actuarial Equivalent present value of such vested Accrued Benefit) on the date of such Change in Control.

If the Change in Control is not a “change in control event” under Code §409A, payment shall be made (or continue to be made) under the applicable Section of this Article V, without regard to this Section.

§5.6 Specified Employees. Notwithstanding §5.2, §5.3, or §5.4, if payment of a Participant’s benefit under the Plan is due to commence (or be made) as a result of the Participant’s Separation from Service and the Participant is a Specified Employee, no payment shall be made to the Participant during the six-month period following the Participant’s Separation from Service. Any payments that would have been made but for this Section shall be accumulated and, except as otherwise provided in §5.8, paid (without interest) to the Specified Employee on the first day of the seventh month following the month in which the Participant incurs a Separation from Service. Thereafter, payments shall continue in accordance with the form of benefit applicable to the Participant.

§5.7 Failure to Satisfy Code §409A. If, for any reason, all or any portion of a Participant’s benefit under the Plan becomes taxable to the Participant under Code §409A prior to distribution, a Participant may petition the Committee for a distribution of that portion of his vested Accrued Benefit that has become taxable. Such petition shall be granted if the Company reasonably determines that the condition specified in the first sentence of this Section has been met. Thereupon, a distribution shall be made to the Participant in an amount equal to (but not exceeding) the amount of his benefit under the Plan that is required to be included in income as a result of the failure to comply with the requirements of Code §409A (which amount shall not exceed the Actuarial Equivalent present value of the Participant’s vested Accrued Benefit that then remains unpaid under the Plan). Any distribution under this Section shall be made only if permissible under Treas. Reg. §1.409A-(j)(4)(vii) and any successor regulation thereto. If the petition is granted, the distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid to the Participant (or his Beneficiary) under this Plan.

§5.8 Death Benefit.

(a) Death after One or More Payments.

(i) If a Participant dies after receiving one or more payments in the form of a joint and survivor annuity described in §6.1(b), and the joint annuitant designated at his Payment Commencement Date survives him, the joint annuitant shall be paid a lump sum equal to the Actuarial Equivalent present value of the annuity that would have been paid to the joint annuitant pursuant to §6.1(b), but for this §5.8. Such lump sum shall be paid on the first day of the second month following the Participant’s death.

(ii) If a Participant dies after receiving one or more monthly installments under §6.1(c), and before receiving 36 monthly installments under such Section, the Participant’s Beneficiary shall be paid a lump sum equal to the Actuarial Equivalent present value of the remaining payments that would have been made to the Participant under §6.1(c) but for his death. Such lump sum shall be paid on the first day of the second month following the Participant’s death.

(iii) If a Participant dies after receiving one or payments under another Section of this Article (other than §5.7) under circumstances other than those described in §5.8(a)(i) or (ii), no benefit shall be payable under this Plan after the death of the Participant. For example, no benefit shall be payable under this Plan following the death of the Participant if the Participant dies after receiving one or more payments in the form of a single life annuity, or if the Participant dies after receiving one or more payments in the form of a joint and survivor annuity described in §6.1(b), and the joint annuitant designated at his Payment Commencement Date does not survive him.

(b) Death before Any Payment. If a Participant dies before receiving any payment pursuant to another Section of this Article V (other than §5.7) and (i) before his Separation from Service, or (ii) after Separation from Service with a vested Accrued Benefit, the Participant’s vested Accrued Benefit shall be paid to the Participant’s Beneficiary. Such payment shall be a lump sum equal to the Actuarial Equivalent present value of the Participant’s vested Accrued Benefit, such payment to be made on the first day of the second month following the Participant’s death. If a death benefit is payable under this subsection (b), no benefit shall be payable under any other Section of this Article V.

§5.9 Disability. If a Participant becomes Disabled, payment of the Participant’s vested Accrued Benefit shall commence (or be made) as of the first day of the seventh month following the date the Participant becomes Disabled (or, if earlier, as of the date payment of such benefit would otherwise commence or be made under this Article V).

ARTICLE VI

FORM OF PAYMENT

§6.1 Form of Benefit. A Participant’s vested benefit under the Plan shall be paid in the form of a single life annuity (a monthly benefit payable to the Participant for life, with no payments made after the Participant’s death) unless one of the following applies:

(a) Lump-Sum Distribution. All benefits payable under §5.4, §5.5, §5.7, and §5.8 shall be paid in a lump sum.

(b) Joint and Survivor Annuity. Except as provided in §5.4, a Participant may elect, in accordance with §6.3, that the Participant’s vested benefit payable pursuant to §5.2, §5.3 or §5.9 be paid in the form of a joint and survivor annuity. A joint and survivor annuity is a monthly annuity payable during the Participant’s lifetime and, if the Participant’s joint annuitant survives the Participant, an annuity for the surviving joint annuitant’s lifetime equal to 50% or 100% of the monthly amount payable during the Participant’s lifetime. The annuity percentage shall be elected by the Participant prior to the Payment Commencement Date in accordance with procedures established by the Committee. The Participant’s joint annuitant shall be the Participant’s spouse or Domestic Partner on the Payment Commencement Date. If the Participant’s joint annuitant dies before payments commence under §5.2, §5.3, or §5.9, this optional form of payment shall be revoked and payments shall be made in the form of a single life annuity for the Participant’s lifetime. The joint and survivor annuity shall be the Actuarial Equivalent of the single life annuity otherwise payable to the Participant under the Plan. As provided in §5.8(a), any benefit payable after a Participant’s death shall be paid in a lump sum (and not as an annuity).

(c) Installments Over Three Years. Subject to §6.2, a Participant may elect that his vested benefit payable pursuant to §5.2, §5.3 or §5.9 be paid in monthly installments over a 36-month period, but only if the Participant’s Payment Commencement Date is after the date the Participant attains Normal Retirement Age. The amount of each monthly installment shall be equal to one thirty-sixth of the Actuarial Equivalent present value of the single life annuity otherwise payable to the Participant under the Plan as of the first day of the month following the later of the date the Participant attains Normal Retirement Age or the Participant’s Separation from Service.

§6.2 Election Procedures Regarding Three-Year Installment Form. An Eligible Employee may make an election under this Section to have his vested benefit payable pursuant to §5.2, §5.3 or §5.9 paid in the three-year installment method described in §6.1(c) if his Payment Commencement Date is after the date the Participant attains Normal Retirement Age. Any such election shall be made in accordance with subsection (a), (b), or (c) and such other procedures as may be established by the Committee that are not inconsistent with such subsections. Any such election shall be void in the event that §5.4 is applicable.

(a) Election on or before December 31, 2008. An election under this subsection (a) shall be made by a Participant on or before December 31, 2008; provided that such election shall not apply to amounts that would have otherwise been distributed in the year of the election or cause amounts to be distributed in the year of the election that would not otherwise have been distributed in the year of the election.

(b) Election on or before Employment Commencement Date. An election under this subsection (b) shall be made on or before the date the Eligible Employee first completes an hour of service with the Company or any other entity required to be aggregated with the Company under Code §414(b) or §414(c).

(c) Thirteen-Month Forfeiture Election. An election under this subsection (c) shall be made on or before the 30th day after the Eligible Employee is designated as a Participant by the Committee; provided, however, that a Participant shall be eligible to make an election under this subsection (c) only if his Participation Date (as stated in Appendix A) is less than forty-seven months before the date of his election under this subsection (c).

§6.3 Election Procedures Regarding Annuities. Any election made by a Participant under this §6.3 must be made before the Participant’s Payment Commencement Date and in accordance with procedures established by the Committee. If a Participant’s vested benefit payable pursuant to §5.2, §5.3 or §5.9 is scheduled to be paid in the form of a single life annuity, the Participant may elect instead that the benefit be paid in the form of a joint and survivor annuity (50% or 100%). If a Participant has elected that his vested benefit payable pursuant to §5.2, §5.3 or §5.9 be paid in the form of a joint and survivor annuity (e.g., 50%), the Participant may elect instead that (a) the benefit be paid in the form of an alternative joint and survivor annuity (e.g., 100%), or (b) the benefit be paid in the form of a single life annuity.

ARTICLE VII

ADMINISTRATION

§7.1 Committee.

(a) Committee Powers. The Committee shall have all powers necessary to supervise the administration of the Plan and control its operations. In addition to any powers and authority conferred on the Committee elsewhere in the Plan or by law, the Committee shall have the following powers and authority:

(i) To designate agents to carry out responsibilities relating to the Plan.

(ii) To employ such legal, actuarial, accounting, clerical and other assistance as it may deem appropriate in administering this Plan.

(iii) To establish rules and procedures for the conduct of the Committee’s businesses and the administration of this Plan.

(iv) To administer the Plan. Unless the Plan expressly provides otherwise, the Committee shall have the sole discretion to construe and interpret the provisions of the Plan and to determine all questions (including factual determinations) concerning benefit entitlements, including the power to construe and determine disputed or doubtful terms. To the maximum extent permissible under law, the determinations of the Committee on all such matters shall be final and binding upon all persons involved.

(v) To perform or cause to be performed such further acts as it may deem to be necessary or appropriate in the administration of the Plan.

(b) Records and Reports. The Committee shall keep a record of its proceedings and actions and shall maintain all books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under the Plan. The Committee shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Company are properly available therefor.

§7.2 Claims and Appeals.

(a) Claims Procedure. The Company will advise each Participant and Beneficiary of any benefits to which he is entitled under the Plan. If any person believes that the Company failed to advise him of any benefit to which he is entitled, he (or his duly authorized representative) may file a written claim with the Committee. The claim shall be reviewed, and a response provided, within 90 days after receiving the claim (such period to be extended by up to an additional 90 days if there are special circumstances requiring an extension, provided that proper notice is given to the claimant prior to the end of the initial 90-day period). Any claimant who is denied a claim for benefits shall be provided with written notice setting forth:

(i) The specific reason or reasons for the denial;

(ii) Specific reference to pertinent Plan provisions on which denial is based;

(iii) A description of any additional material or information necessary for the claimant to perfect the claim; and

(iv) An explanation of the claim review procedure set forth in subsection (b), including a statement of the claimant’s right to bring a civil action under ERISA §502(a) following an adverse determination after the claim has been appealed.

(b) Appeals. Within 60 days of receipt by a claimant of a notice denying a claim under the Plan under subsection (a), the claimant or his duly authorized representative may request in writing a full and fair review of the claim by the Committee. In connection with such review, the claimant or his duly authorized representative may review relevant documents and may submit issues and comments in writing (which the Committee shall consider in its review). The Committee shall make a decision promptly, and not later than 60 days after the Committee’s receipt of a request for review, unless special circumstances (such as the need to hold a hearing, if the Committee deems one necessary) require an extension of time for processing, in which case the Committee will notify the claimant in writing of such extension (prior to the end of the initial 60-day period) and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision (written in a manner calculated to be understood by the claimant), specific references to the pertinent Plan provisions on which the decision is based, a statement that the claimant may review or receive (free of charge) documents relevant to the claim, and a statement of the claimant’s right to bring a civil action under ERISA §502(a).

(c) Claims Involving Disability. In the case of any claim involving a determination of Disability, the claim procedure set forth in subsection (a) and the review procedure set forth in subsection (b) shall be modified to the extent necessary to comply with the rules set forth in DOL Reg. §2560.503-1 regarding disability benefits.

(d) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought unless and until the claimant has timely exhausted his remedies under this Section.

ARTICLE VIII

SOURCES OF FUNDS

§8.1 In General. This Plan shall be unfunded, and, except as provided in §8.2, payment of benefits hereunder shall be made from the general assets of the Company. Any assets which may be set aside, earmarked, or identified as being intended for the payment of benefits under this Plan shall remain assets of the Company and shall be subject to the claims of its general creditors. Each Participant and Beneficiary shall be a general and unsecured creditor of the Company to the extent of the value of his benefit accrued hereunder, and he or she shall have no right, title, or interest in any specific asset that the Company may set aside, earmark, or identify as for the payment of benefits under the Plan. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

§8.2 Trust. Notwithstanding §8.1, assets may be set aside in a trust and earmarked for the payment of benefits under this Plan, provided Participants continue to be general and unsecured creditors of the Company with respect to assets set aside in the trust.

ARTICLE IX

AMENDMENT AND TERMINATION

§9.1 General Authority. The Committee may approve and execute changes of a technical nature to the Plan which do not materially affect the substance thereof and which, in the opinion of the Committee, are necessary and desirable (including any amendment that applies to a Participant who has incurred a Separation from Service). In addition, the Board reserves the right to amend the Plan, by resolution, at any time and from time to time in any fashion (including any amendment that applies to a Participant who has incurred a Separation from Service), and to terminate it at will.

§9.2 Limitations. No amendment or termination of this Plan shall affect the rights of any Participant or his Beneficiary with respect to the amount of his Accrued Benefit (whether or not vested) determined as of the date of such amendment or termination; provided, however, that such limitation shall not apply to (a) any amendment or termination that the Committee or the Board, in its sole discretion, determines is necessary or appropriate to avoid the additional tax under Code §409A(a)(1)(B), (b) any amendment to which the Participant (or his Beneficiary in the event the Participant is deceased) consents, or (c) any termination that provides for a single-sum distribution of the Participant’s vested Accrued Benefit (or remaining vested Accrued Benefit).

§9.3 Distribution on Plan Termination. Upon termination of the Plan, to the extent permitted by Code §409A, the present value of the Participant’s vested Accrued Benefit which has not yet been paid pursuant to Article V shall be paid to the Participant (or his Beneficiary if the Participant is deceased) in a single sum as of the earliest date on which such payment would be permitted under Code §409A.

ARTICLE X

MISCELLANEOUS

§10.1 Tax Withholding. The Company shall withhold from payments made under the Plan any taxes required to be withheld from a Participant’s wages for Federal, state, or local taxes.

§10.2 Payment of Expenses. The Company shall pay all expenses of administering the Plan. Such expenses shall include any expenses incident to the functioning of the Committee.

§10.3 Indemnification for Liability. The Company shall indemnify the members of the Committee and the employees of the Company to whom the Committee delegates duties under the Plan against any and all claims, losses, damages, expenses, and liabilities arising from their responsibilities in connection with the Plan, unless the same is determined to be due to gross negligence or willful misconduct.

§10.4 Nonalienation of Benefits. Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of a Participant or any Beneficiary shall be subject to the claim of any creditor. In particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment, or any other legal or equitable process available to any creditor of the Participant and his Beneficiary. Neither the Participant nor his Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, sell, transfer, or assign any of the payments which he may expect to receive, contingently or otherwise, under this Plan, except the right to designate a Beneficiary to receive death benefits provided hereunder. In cases of marital dispute, the Company shall observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, a Participant agrees to hold the Company harmless from any harm that arises out of the Company’s obeying the final order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

§10.5 No Contract of Employment. Nothing contained herein shall be construed as conferring upon any person the right to be employed by the Company or to continue in the employ of the Company, nor shall it interfere with the right of the Company to discharge any employee.

§10.6 Applicable Law. The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania (without reference to principles of conflicts of law), to the extent not superseded by Federal law.

§10.7 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase, or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

§10.8 Headings. The headings of the Sections of the Plan are for reference only. In the event of a conflict between a heading and the contents of a Section, the contents of the Section shall control.

§10.9 Gender and Number. Whenever any words are used herein in any specific gender, they shall be construed as though they were also used in any other applicable gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

§10.10 Top-Hat Plan. While, as stated in Article I, this Plan is intended to cover a “select group of management or highly compensated employees,” in the event it is determined not to be a plan described in §201(2), §301(a)(3), and §401(a)(1) of ERISA, it shall be deemed to be two plans, one plan covering the group that consists of a select group of management or highly compensated employees and the other plan covering the group that does not meet this definition.

§10.11 Code §409A. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and administered in a manner consistent with Code §409A and applicable guidance issued thereunder, to avoid the imposition of additional tax under Code §409A.

§10.12 Facility of Payment. If an amount is payable under this Plan to a minor, a person declared incompetent, or a person incapable of handling the disposition of property, the Committee may direct the payment of the amount to the guardian, legal representative, or person having the care and custody of the minor, incompetent, or incapable person. The Committee may require proof of incompetency, minority, incapacity, or guardianship as it may deem appropriate prior to the distribution of the amount. The distribution shall completely discharge the Committee and the Company from all liability with respect to the amount distributed.

IN WITNESS WHEREOF, QUAKER CHEMICAL CORPORATION has caused these presents to be duly executed this 19th day of November, 2008.

Attest:	QUAKER CHEMICAL CORPORATION

/s/ Irene M. Kisleiko	By:	/s/ Michael F. Barry

By signing below, each Participant in the Plan prior to the adoption of this Amendment and Restatement acknowledges his consent to the changes made by this Amendment and Restatement.

Date: November 19, 2008	/s/ Michael F. Barry
Michael F. Barry

Date: November 19, 2008	/s/ D. Jeffry Benoliel
D. Jeffry Benoliel

APPENDIX A

A.	ORIGINAL PARTICIPANTS

Name	Participation Date

Michael F. Barry	November 30, 1998
D. Jeffry Benoliel	July 1, 2004

B.	FUTURE PARTICIPANTS

Name	Participation Date

A-1